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                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No.___)*


                                  Premcor Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    74045Q
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74045Q                     13G                    Page 2 of 15 Pages


________________________________________________________________________________
1. Name of Reporting Person: Blackstone Management Associates III L.L.C. I.R.S. Identification Nos. of above persons (entities only):

________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization: Delaware

________________________________________________________________________________
  NUMBER OF    5.   Sole Voting Power: 27,817,104

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power: 0

  OWNED BY
               _________________________________________________________________
    EACH       7.   Sole Dispositive Power: 27,817,104

  REPORTING
               _________________________________________________________________
   PERSON      8.   Shared Dispositive Power: 0

    WITH
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person: 27,817,104


________________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9):  47.9%


________________________________________________________________________________
12.  Type of Reporting Person (See Instructions):  OO

CUSIP No. 74045Q                     13G                    Page 3 of 15 Pages


________________________________________________________________________________
1.   Name of Reporting Person:  Blackstone Capital Partners III Merchant
     Banking Fund L.P.
     I.R.S. Identification Nos. of above persons (entities only):

________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization:  Delaware


________________________________________________________________________________
  NUMBER OF    5.   Sole Voting Power:  22,193,918

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power: 0

  OWNED BY
               _________________________________________________________________
    EACH       7.   Sole Dispositive Power: 22,193,918

  REPORTING
               _________________________________________________________________
   PERSON      8.   Shared Dispositive Power: 0

    WITH
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  22,193,918


________________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9):  38.2%


________________________________________________________________________________
12.  Type of Reporting Person (See Instructions):  PN

CUSIP No. 74045Q                     13G                    Page 4 of 15 Pages


________________________________________________________________________________
1. Name of Reporting Person: Blackstone Offshore Capital Partners III L.P. I.R.S. Identification Nos. of above persons (entities only)


________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group:
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization: Cayman Islands


________________________________________________________________________________
  NUMBER OF    5.   Sole Voting Power:  3,954,154

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power:  0

  OWNED BY
               _________________________________________________________________
    EACH       7.   Sole Dispositive Power:   3,954,154

  REPORTING
               _________________________________________________________________
   PERSON      8.   Shared Dispositive Power:  0

    WITH
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  3,954,154

________________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9):  6.8%


________________________________________________________________________________
12.  Type of Reporting Person (See Instructions):  PN

CUSIP No. 74045Q                     13G                    Page 5 of 15 Pages


________________________________________________________________________________
1.   Name of Reporting Person:  Peter G. Peterson
     I.R.S. Identification Nos. of above persons (entities only):


________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization:  United States


________________________________________________________________________________
  NUMBER OF    5.   Sole Voting Power: 27,817,104

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power:  0

  OWNED BY
               _________________________________________________________________
    EACH       7.   Sole Dispositive Power: 27,817,104

  REPORTING
               _________________________________________________________________
   PERSON      8.   Shared Dispositive Power:

    WITH
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  27,817,104


________________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9):  47.9%


________________________________________________________________________________
12.  Type of Reporting Person (See Instructions):  IN

CUSIP No. 74045Q                     13G                    Page 6 of 15 Pages


________________________________________________________________________________
1.   Name of Reporting Person:   Stephen A. Schwarzman
     I.R.S. Identification Nos. of above persons (entities only):



________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization: United States



________________________________________________________________________________
  NUMBER OF    5.   Sole Voting Power:  27,817,104

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power:  0

  OWNED BY
               _________________________________________________________________
    EACH       7.   Sole Dispositive Power:  27,817,104

  REPORTING
               _________________________________________________________________
   PERSON      8.   Shared Dispositive Power:  0

    WITH
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  27,817,104


________________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9):  47.9%


________________________________________________________________________________
12.  Type of Reporting Person (See Instructions):  IN

Item 1(a).  Name of Issuer:

            Premcor Inc.
            __________________________________________________________________


Item 1(b).  Address of Issuer's Principal Executive Offices:

            1700 E. Putnam Avenue, Suite 500, Old Greenwich, CT 06870
            __________________________________________________________________


Item 2(a).  Name of Person Filing:

            Blackstone Management Associates III L.L.C.
            Blackstone Capital Partners III Merchant Banking Fund L.P. Blackstone Offshore Capital Partners III L.P.
            Peter G. Peterson
            Stephen A. Schwarzman
            __________________________________________________________________


Item 2(b).  Address of Principal Business Office, or if None, Residence:

            c/o Blackstone Management Associates III L.L.C.
            345 Park Avenue, New York, New York 10154
            __________________________________________________________________


Item 2(c).  Citizenship:

            Blackstone Management Associates III L.L.C. - Delaware
            Blackstone Capital Partners III Merchant Banking Fund L.P. -
              Delaware
            Blackstone Offshore Capital Partners III L.P. - Cayman Islands Peter G. Peterson - United States
            Stephen A. Schwarzman - United States
            __________________________________________________________________


Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.01 per share
            __________________________________________________________________


Item 2(e).  CUSIP Number:

            74045Q
            __________________________________________________________________


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
            __________________________________________________________________


Item 4.   Ownership.

     (a) Amount beneficially owned:

         Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership ("BCP III") is the record holder of 22,193,918 shares of the identified class of securities and Blackstone Offshore Capital Partners III L.P., a Cayman Islands exempted limited partnership ("BOCP III") is the record holder of 3,954,154 shares of the identified class of securities.

         Blackstone Family Investment Partnership III L.P., a Delaware limited partnership ("BFIP III") is the record holder of 1,669,032 shares of the identified class of securities.

         As the sole general partner of each of BCP III and BFIP III and the sole investment general partner of BCOP III, Blackstone Management Associates III L.L.C., a Delaware limited liability company ("BMA III") may be deemed to be the beneficial owner of 27,817,104 shares of the identified securities.

         Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA III (the "Founding Members") and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by BMA III. As a result, the Founding Members may be deemed to beneficially own the shares of the identified class of securities that BMA III may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such securities.

     (b) Percent of class:

         See Item 11 of each cover page, which is based on Item 5 of each cover page. See Item 4(a).

     (c) Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote:

               See Item 5 of each cover page.

         (ii)  Shared power to vote or to direct the vote:

               See Item 6 of each cover page.

         (iii) Sole power to dispose or to direct the disposition of:

               See Item 7 of each cover page.

         (iv)  Shared power to dispose or to direct the disposition of:

               See Item 8 of each cover page.
         _____________________________________________________________________


Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

         _____________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         See Item 4(a) above.

         _____________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

         _____________________________________________________________________

Item 8.  Identification and Classification of Members of the Group.

         BMA III is the sole general partner of BCP III and BFIP III and the sole investment general partner of BOCP III and therefore may be deemed to be the beneficial owner of the securities held by such limited partnerships. However, BMA III disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities. BCP III, BFIP III and BOCP III may be deemed to be a group in relation to their respective investments in Premcor Inc.

         The Founding Members may be deemed to be a group in relation to their shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the securities held, through BMA III, by BCP III, BFIP III and BOCP III.

         _____________________________________________________________________

Item 9.  Notice of Dissolution of Group.

         Not applicable.

          ____________________________________________________________________

Item 10.  Certifications.

          Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               BLACKSTONE CAPITAL PARTNERS III
                               MERCHANT BANKING FUND L.P.

                               By:   Blackstone Management Associates III
                                     L.L.C.,  general partner

                                     By:  /s/ Robert L. Friedman
                                         ---------------------------------
                                         Name:  Robert L. Friedman
                                         Title: Member


                               Dated: February 13, 2003

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               BLACKSTONE OFFSHORE CAPITAL
                               PARTNERS III L.P.

                               By:   Blackstone Management Associates III
                                     L.L.C.,  general partner

                                     By:  /s/ Robert L. Friedman
                                         ---------------------------------
                                         Name:  Robert L. Friedman
                                         Title: Member


                               Dated: February 13, 2003

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               BLACKSTONE MANAGEMENT ASSOCIATES III L.L.C.


                               By:  /s/ Robert L. Friedman
                                   ---------------------------------
                                   Name:  Robert L. Friedman
                                   Title: Member


                               Dated: February 13, 2003

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               /s/ Peter G. Peterson
                               --------------------------------
                               PETER G. PETERSON



                               Dated: February 13, 2003

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               /s/ Stephen A. Schwarzman
                               --------------------------------
                               STEPHEN A. SCHWARZMAN



                               Dated: February 13, 2003